TIRE FEEDSTOCK AGREEMENT

THIS OUTPUT AGREEMENT is made and entered into as of this 11th day of April 2012, by and between: Harmonic Energy Inc., (hereinafter referred to as "Harmonic"), a United Kingdom corporation having its principal offices at 3rd Floor, 207 Regent Street, London, United Kingdom, W1B 3HH and Enertech R.D. LLC., (hereinafter referred to as "Enertech") an Indiana corporation having its principal offices at Enertech R.D. LLC, 11844 Allisonville Rd.,Fishers IN. USA, 46038. Enertech and Harmonic are individually referred to as, a "Party" and collectively referred to as, the "Parties".

RECITALS

A. Harmonic develops and operates recycling, resource recovery, remanufactures tires, energy and power generation projects which recycle tires into usable energy and industrial carbon-based end products;

B. Enertech generates and/or collects certain scrap tires and other low-value rubber based materials that could be utilized by Harmonic to produce such end products; and

C. Harmonic desires to obtain, and Enertech desires to dispose of and supply an output of scrap tires and other low-value rubber based materials (hereinafter referred to as "Feedstock") to Harmonic pursuant to the terms of this Output Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. SUPPLY OF OUTPUT FOR TERM OF YEARS

Enertech agrees to supply and deliver to Harmonic, at Harmonic's facility, and Harmonic agrees to accept from Enertech, all of the Feedstock produced during the period of ten (10) years commencing upon Harmonic's satisfaction of the conditions precedent contained in this agreement, subject to the following terms, conditions, covenants, and agreements.

2. DEFINING FEEDSTOCK

Feedstock is the product of Enertech and shall be defined as;

i. tires of a grade of which is no longer salvageable as a repairable tire; and

ii. tires that can no longer be retreaded; or repaired for retreading; and

iii. any type tire that can no longer be used in the manner of which it was originally intended.

This definition of Feedstock includes but is not limited to, all commercial truck and passenger tires, off road tires, industrial and construction tires, and all other types of tires that are free from rims.

3. QUANTITY OUTPUT OF FEEDSTOCK

The estimated daily output of product (Feedstock) of Enertech at its place of business is currently two hundred (200) tons and Harmonic understands that the Feedstock is a by-product of the normal operations of Enertech and that changes in demand for Enertech's goods may result in changes in the output of the product (feedstock). In the event of such a change, Harmonic shall take all of the output, provided that the maximum limit of Harmonic's obligation shall not exceed three hundred (300) tons unless otherwise agreed to by the Parties, and provided further that if the output of Enertech shall diminish to less than one hundred (100) tons during each of five (5) successive days, Harmonic shall have the right to rescind and cancel this agreement on not less than twenty (20) days' written notice to Enertech.

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4. PAYMENT AND FEE

Harmonic shall accept all of the Feedstock from Enertech, to be measured in numbers of tons, and Enertech shall pay for delivery of the Feedstock to Harmonic's facility. Harmonic shall pay Enertech the fee of thirty ($30.00) dollars per ton of two inch minus chipped tires which are 90% to 95% steel free during the term of this agreement. The fee will be adjusted annually on each anniversary of the date on which this agreement is executed and it is the obligation of both Parties to this agreement to act in good faith when determining such price. The adjusted price (hereinafter referred to as the "Price") shall apply to all Feedstock delivered to Harmonic during the immediately following year.

All payments for the Feedstock shall be paid to the other party on the twentieth (20th) day of each month for the tons of Feedstock delivered to Harmonic during all of the days of the previous calendar month, unless said day falls on a Sunday or holiday, in which event the required payment shall become due on the day following such Sunday or holiday.

5. DELIVERY OF FEEDSTOCK

Tire delivery will be to Harmonic's site which will be located directly across from Enertech's Tire deposit. Enertech agrees to deliver within 2 miles to Harmonic and if Harmonic's facility is located beyond 2 miles Harmonic will cover all costs beyond the 2 miles delivery cost. Harmonic shall provide access and accept the trailer loads or conveyor of Feedstock during business hours (8 a.m. - 5 p.m.), Monday through Saturdays. Enertech will make its best efforts to ensure that the deliveries of Feedstock are free from rims. In no event, however, shall Harmonic be required to accept Feedstock in excess of three hundred (300) tons of daily output of Enertech unless otherwise agreed to by the Parties.

For purposes of determining and measuring amounts of Feedstock, the tonnage of feedstock will be established by a measurement of cubic feet per trailer delivered:

i. a forty-five foot trailer allows for two thousand, five hundred and sixty (2560) cubic feet of space of feedstock; and

ii. a forty-eight foot trailer allows for three thousand, seven hundred and seventy four (3774) cubic feet of space of feedstock; and

iii. a fifty-three foot trailer allows for three thousand, eight hundred and twenty-nine point two-five (3829.25) cubic feet of space of feedstock.

6. INSTALLMENT DELIVERIES

A breach or default in any installment (day's delivery) for any four (4) day period (i.e. four successive business days) shall not be deemed a breach of the entire agreement, even though such breach or default may substantially impair the value of the entire agreement. Enertech shall not be responsible for delay in deliveries, or for failure to make deliveries, caused by fire, strike, or any other contingency beyond its control.

7. EFFECTIVE DATE

This agreement shall have an effective date upon the subsequent receipt of executed agreement by Enertech by properly addressed certified mail.

8. CONDITIONS PRECEDENT

The parties to this agreement acknowledge that Enertech shall not have any obligations to deliver any

Feedstock according to the terms of this agreement unless certain conditions precedent:

I. Harmonic establishes and begins operation of a facility within the above described mileage delivery limits that would allow Harmonic to accept Enertech's estimated daily output of Feedstock (two hundred (200) tons); and

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II. Harmonic will register with the State of Michigan Environmental Protection Agency and will comply with all permit and license requirements that are necessary in order to accept Enertech's Feedstock.

The Parties acknowledge and agree that if Harmonic has not established and began operations within one year time of the effective date of this agreement, then Enertech shall have the right to rescind and cancel this agreement on not less than twenty (20) days' written notice to Harmonic.

9. RENEWAL OF AGREEMENT

After the initial ten (10) year term of this agreement the parties may choose to extend the terms of this agreement in periods of five (5) year terms, by written notice to each other. After the initial ten (10) year term, either party may terminate this agreement or at the end of any five (5) year term, on not less than thirty (30) days written notice to the other party.

10. RECORDS

Each party shall maintain at all times, accurate books and records regarding the deliveries in accordance with generally accepted accounting principles. The records each party maintains shall be deemed each party's confidential information; however, each party shall have the right, at its own expense, to audit the records of the other party by written notice to the other party at least thirty (30) days prior to the audit date. The audit shall relate solely to the transactions that fall under this agreement and shall be limited to the two (2) calendar years immediately preceding the written request.

11. NO WARRANTY

All Feedstock delivered to Harmonic shall be deemed "as is" and Enertech makes no warranty, express or implied, as to merchantability or fitness for a particular purpose, or any other representation with respect to the delivered Feedstock.

12. AMENDMENT, MODIFICATION, OR WAIVER

This document contains all the terms of agreement between Enertech and Harmonic with respect to the subject matter, and no amendment or modification or wavier of any provision of this agreement shall be effective unless in writing, signed by both parties and specifically stating that it is an amendment, modification, or waiver of this agreement.

Harmonic reserves the right to amend or modify this agreement in accordance with the requirements of its lenders during the period prior to commencement of operations. Any proposed amendment(s) or modification(s) shall be submitted in writing to Enertech and shall be subject to the written approval of Enertech; however, said approval may not be unreasonably withheld.

13. ARBITRATION AND GOVERNING LAW

Any dispute under this agreement shall be settled by arbitration in the County of Kalamazoo and State of Michigan, pursuant to the rules of the American Arbitration Association. This agreement is governed by the provisions of the Uniform Commercial Code, in force in the State of Michigan at the effective date of this agreement, and shall be construed without reference to conflict of laws principles.

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14. NOTICE

Any notice or payment required by this agreement shall be addressed as follows:

Harmonic Energy, Inc., 3rd Floor, 207 Regent Street, London, United Kingdom, W18 3HH, +44-207-617-7300	Enertech R.D. LLC, 11844 Allisonville Rd., Fishers IN., USA, 46038, 317-849-7646

15. ASSIGNMENT.

This Agreement may only be assigned by a Party with the prior written consent of the other Party; provided, however, Harmonic may assign this Agreement without the consent of Enertech to: (a) a lender or any trustee or agent of a lender as collateral security; (b) any affiliate of Harmonic or to a third-party in connection with a merger, consolidation, reorganization, or sale of substantially all of the Harmonic's assets; or (c) any affiliate of Harmonic or buyer of a substantial interest in the Facilities; provided, however, Enertech may assign this Agreement without the consent of Harmonic to: (a) a lender or any trustee or agent of a lender as collateral security; (b) any affiliate of Enertech or to a third-party in connection with a merger, consolidation, reorganization, or sale of substantially all of the Enertech's assets; or (c) any affiliate of Enertech or buyer of a substantial interest in the Facilities. This Agreement shall be binding and inure to the benefit of any permitted assignee. Assignments in violation of this Section shall be void and without effect.

16. MISCELLANEOUS.

No failure of either Party hereto to exercise any right or power given it hereunder, or to insist upon strict compliance by the other Party of any obligation hereunder shall constitute a subsequent waiver of the Party's right to demand exact compliance with the terms hereof. This Agreement: (a) may not be modified or amended or in any manner modified except in writing duly executed by both Parties; (b) may be executed in counterparts, each of which shall have the effect of and be considered as an original; and (c) contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior agreements and commitments with respect thereto.

17. INDEMNIFICATION.

Each Party (hereinafter referred to as "Indemnitor") will agree to indemnify, defend, and hold harmless the other Party and its directors, officers, employees and agents and the successors and assigns of any of the foregoing (hereinafter referred to as "Indemnitee") from and against any and all demands, liens, claims, losses, liabilities, costs, damages, causes of action, expenses, fines, penalties, settlements and judgments (including, court costs and attorney's fees, and other reasonable costs of suit or dispute resolution), resulting from a claim, suit, or proceeding made or brought by any third party or Governmental Authority against an Indemnitee, whether based on equity, common law, or statute, and under any legal theory, arising out of: (i) any acts or omissions of Indemnitor or its employees and agents; (ii) the negligence or willful misconduct of Indemnitor or its employees and agents; (iii) the bodily injury (including death) or property damage to such third party to the extent caused by the negligence or willful misconduct of, or violation of laws by, the Indemnitor; (iv) a failure by Indemnitor to comply with applicable Law; (v) a failure by Indemnitor to pay a third party resulting in demands, liens or other encumbrances on Indemnitee's property; and (vi) for any violation of, or remedial obligation and response cost required pursuant to any environmental law due to hazardous substances being introduced or released into the environment by the Indemnitor regardless of the care taken by Indemnitor. The Parties will agree to provisions regarding notice and control of claims and consent to settlements.

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18. REQUIRED INSURANCE.

Harmonic shall obtain and maintain with respect to Harmonic's facility and property, an insurance policy providing for coverage against any claim(s) by any third party and /or any government agency or authority for damages or loss occurring as a result of fire and other casualties and hazards, regardless of the nature or cause of such thereof.

Harmonic shall maintain insurance against loss or damage by fire and other casualties and hazards in an amount with minimum limits of two million dollars ($ 2,000,000.00) per occurrence, and extending coverage for attorney's fees and other related expenses if applicable (all of which are individually and collectively referred to as a loss), and naming Enertech as an additional insured.

The insurance policy shall contain an endorsement or agreement by the insurer in form satisfactory to Enertech that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of Harmonic or Enertech and the further agreement of the insurer waiving rights of subrogation against Enertech, and rights or set-off, or counterclaim(s) against Harmonic.

The insurance policy shall be in a form, provide coverage, be issued by a company and be in an amount satisfactory to Enertech. At least thirty (30) days prior to the expiration of such policy, Harmonic shall furnish Enertech with evidence satisfactory to Enertech that such policy has been renewed or replaced. Any such policy shall provide that the policy will not be canceled or materially amended without at least thirty (30) days prior written notice to Enertech. In the event Harmonic fails to provide, maintain, keep in force, and furnish to Enertech the policies of insurance required by this paragraph, then Enertech shall have the right to rescind and terminate this agreement on not less than twenty (20) days' written notice to Harmonic.

19. NO ENCUMBRANCES.

The Feedstock shall be free and clear of all liens, security interests and encumbrances whatsoever and

Enertech shall warrant good title.

20. TAXES.

Any sales tax due with regards to the exchange of Feedstock shall be born be the party currently responsible for paying the other party the Price.

21. REPRESENATATIONS

Each party hereby represents and warrants that it has the corporate power and authority to enter into this agreement.

IN WITNESS WHEREOF the parties have executed this agreement on this 11th day of April, 2012.

/s/ Tim Powell	Date: 4-12-12
Tim Powell – Enertech R.D. LLC.

/s/ Hiroyasu Tanaka	Date: 4-11-12
Hiroyasu Tanaka- Harmonic Energy

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